EXHIBIT 99.1

News Release

ChoiceOne Reports Third Quarter 2023 Results

Sparta, Michigan – October 25, 2023 – ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ:COFS), the parent company for ChoiceOne Bank, reported financial results for the quarter ended September 30, 2023.

Financial Highlights

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Founded in 1898, ChoiceOne Bank celebrates its 125th anniversary serving local Michigan communities. ChoiceOne celebrates this accomplishment by ringing the opening bell on the NASDAQ trading floor on October 30th, 2023.
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ChoiceOne reported net income of $5,122,000 and $15,968,000 for the three and nine months ended September 30, 2023, compared to $5,813,000 and $16,956,000 for the same periods in 2022.
•
Diluted earnings per share were $0.68 and $2.12 in the three and nine months ended September 30, 2023, compared to $0.77 and $2.26 per share in the same periods in the prior year.
•
Core loans, which exclude held for sale loans, loans to other financial institutions, and Paycheck Protection Program ("PPP") loans, grew organically by $60.6 million or an annualized 19.8% during the third quarter of 2023 and $153.6 million or 13.6% since September 30, 2022. Loan interest income increased $4.2 million and $10.2 million in the third quarter of 2023 and first nine months of 2023, compared to the same periods in 2022, respectively.
•
Deposits, excluding brokered deposits, increased by $48.9 million or an annualized 9.6% in the third quarter of 2023. The increase in deposits in the third quarter is a combination of new business, recapture of deposit losses from earlier in the year, and some seasonality of municipal balances.
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The increase in earning assets, largely fixed borrowing costs, and moderate deposit increases have helped stabilize net interest income at $16.2 million in the third quarter of 2023 compared to $16.1 million in the second quarter of 2023. Net interest margin (fully tax-equivalent) in the third quarter was 2.70% a decrease from 2.86% in the second quarter of 2023. Net interest margin (fully tax-equivalent) in the month of September 2023 was 2.70% and was steady throughout the third quarter.
•
Asset quality remains strong with only 0.01% of nonperforming loans to total loans as of September 30, 2023.

"Our focus has always been on building quality local relationships while delivering top-notch service. The growth in our core loans and local deposits in the third quarter 2023 is a testament to this strategy and the hard work of our experienced team. Asset quality continues to be excellent, and our net interest income has stabilized through the organic growth of earning assets while controlling funding costs. ChoiceOne bank celebrated our 125thanniversary this quarter and we thank our loyal customers and employees for their support and contribution." said Kelly Potes, Chief Executive Officer.

ChoiceOne reported net income of $5,122,000 and $15,968,000 for the three and nine months ended September 30, 2023, compared to $5,813,000 and $16,956,000 for the same periods in 2022. Diluted earnings per share were $0.68 and $2.12 in the three and nine months ended September 30, 2023, compared to $0.77 and $2.26 per share in the same periods in the prior year. The increase in deposit costs during the first nine months of 2023 has negatively impacted earnings, offset by higher interest income from higher interest rates on loans and organic loan growth.

Total assets as of September 30, 2023, increased $90.5 million as compared to June 30, 2023. The asset growth during the third quarter is due to an increase in cash of $67.9 million and an increase in core loans of $60.6 million offset by a decrease in securities of $41.2 million. Asset growth from September 30, 2022 to September 30, 2023 of $210.7 million is due to an increase in cash of $93.2 million and an increase in core loans of $153.6 million or 13.6% offset by a decrease in securities of $52.5 million. ChoiceOne management has intentionally increased liquidity to fund organic loan growth while shifting earning assets into loans as demonstrated by the growth during the three and nine months ended September 30, 2023.

Deposits, excluding brokered deposits, increased by $48.9 million or an annualized 9.6% in the third quarter of 2023 and decreased $72.7 million or 3.4% as of September 30, 2023 compared to September 30, 2022. The decrease in deposits since September 30, 2022 was largely concentrated in the first quarter of 2023 as a result of a combination of customers using cash on hand for debt payoffs, seasonal tax and municipal bond payments, and customers seeking higher rates in money market securities or other investments. Deposits grew in the third quarter of 2023 due to new business, recapture of deposit losses, and some seasonality in municipal balances. ChoiceOne continues to be proactive in managing its liquidity position by using brokered deposits, the Bank Term Funding Program ("BTFP") and FHLB advances to ensure ample liquidity. At September 30, 2023, total available borrowing capacity from all sources was $796.1 million. Uninsured deposits total $724.1 million or 34.7% of deposits at September 30, 2023.

The cost of deposits has increased to 1.36% during the three months ended September 30, 2023, compared to 0.98% and 0.29% for the three months ended June 30, 2023 and September 30, 2022, respectively, due to rising short term interest rates and is expected to continue to increase as deposits reprice and customers migrate to CD products. ChoiceOne is actively managing these costs and expects rates paid on deposits to continue to lag the federal funds rate. Interest expense on borrowings for the three and nine months ended September 30, 2023, increased $2.5 million and $5.0 million, respectively, compared to the same periods in the prior year, due to increase in borrowing amounts and interest rates. Borrowings include $160 million from the BTFP with a fixed rate of 4.71% through May 2024 and $20 million of FHLB borrowings with a fixed rate of 4.88% through July of 2025. This funding structure has helped moderate interest expense increases in the third quarter as rates have risen. Total cost of funds increased to 1.70% in the third quarter of 2023 compared to 1.29% in the second quarter of 2023 and 0.35% in the second quarter of 2022.

No provision for credit losses expense was incurred in the third quarter of 2023. Core loan growth was offset by improvements in the Federal Open Market Committee ("FOMC") forecast for unemployment and GDP growth and a decrease in the unfunded loans and other commitments liability. The ratio of the allowance for credit losses to total loans (excluding loans held for sale) was 1.14% compared to 1.15% on June 30, 2023. Asset quality continues to remain strong, with annualized net loan charge-offs to average loans of 0.05% and nonperforming loans to total loans (excluding loans held for sale) of 0.14%.

With recent news of a strike of United Auto Workers, ChoiceOne performed a review of loans in the automotive sector. ChoiceOne has total outstanding loans to businesses in the automotive sector of $50.2 million or 3.9% of core loans. These are primarily Tier 2 and 3 suppliers, many of which serve multiple industries and manufacturers. The average balance of the loans was $518,000, with no individual loan larger than $3 million. All automotive loans were performing as of September 30, 2023.

ChoiceOne uses interest rate swaps to manage interest rate exposure to certain fixed assets and variable rate liabilities. On September 30, 2023, ChoiceOne had pay-fixed interest rate swaps with a total notional value of $401.0 million, a weighted average coupon of 3.07%, and a fair value of $29.9 million and an average contract length of 8 to 9 years. These derivative instruments increase in value as long-term interest rates rise, which offsets the reduction in equity due to unrealized losses on securities available for sale. Included in the total is $200.0 million of forward starting pay-fixed, receive floating interest rate swaps used to hedge interest bearing liabilities. These forward starting swaps will pay a fixed coupon of 2.75% while receiving SOFR starting in late April 2024. At the current SOFR rate of 5.31%, these forward starting swaps would contribute approximately $427,000 monthly starting in May 2024 which will offset interest expense. In addition, in March 2023, ChoiceOne eliminated all receive-fix, pay floating swap agreements for a cash payment of $4.2 million. The loss is being amortized in interest income with an expense of approximately $285,000 monthly through April 2024, which was the remaining period of the agreements.

Shareholders’ equity totaled $181.2 million as of September 30, 2023, up from $156.7 million as of September 30, 2022. This increase is due to retained earnings increasing $6.8 million due to earnings and a reduction in accumulated other compressive loss (AOCI) of $16.5 million. AOCI has improved compared to September 30, 2022, despite the rise in interest rates, due to the passage of time, the maturity of our securities portfolio, and an offsetting increase in unrealized gain of our pay-fixed swap derivatives. ChoiceOne Bank remains “well-capitalized” with a total risk-based capital ratio of 12.7% as of September 30, 2023, compared to 12.8% on September 30, 2022.

Total noninterest income increased by $657,000 and $537,000 in the three and nine months ended September 30, 2023, compared to the same periods in the prior year. The increase was largely due to losses in the securities markets which occurred during the prior year. Gains on sales of loans was slightly better in the third quarter of 2023 compared to the third quarter of 2022; however, overall volume remains somewhat depressed due to a competitive housing market and higher mortgage rates. ChoiceOne has also seen steady increases in wealth management income after recent investments in the operation, including the opening of a dedicated wealth management office in Sparta, Michigan during the third quarter of 2023.

Total noninterest expense increased $1.0 million or 2.6%, in the nine months ended September 30, 2023 compared to the same period in 2022. The modest increase in total noninterest expense was largely related to inflationary pressures on employee wages and benefits. ChoiceOne continues to monitor expenses and looks to improve our efficiency through automation and use of digital tools. Management continues to seek out ways to manage costs; however, staying ahead of technological advances and retaining top talent continue to be important in maintaining our competitive advantage.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 36 offices in parts of Kent, Lapeer, Macomb, Muskegon, Newaygo, Ottawa, and St. Clair counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.com.

Forward-Looking Statements

This release may contain forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," "may," "could," "look forward," "continue", "future", "will" and variations of such words and similar expressions are intended to identify such forward looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022.

For Further Information:

Adom Greenland

Executive Vice President & CFO

(616) 887 - 2334

IR@ChoiceOne.com

Condensed Balance Sheets
(Unaudited)

(In thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Cash and cash equivalents	$144,673	$76,810	$51,494
Securities Held to Maturity	414,743	420,549	428,205
Securities Available for Sale	507,580	542,932	546,627
Loans held for sale	5,222	8,924	8,848
Loans to other financial institutions	23,763	38,838	70
Loans, net of allowance for loan losses	1,271,165	1,210,808	1,124,944
Premises and equipment	29,628	29,085	28,947
Cash surrender value of life insurance policies	44,788	44,510	44,033
Goodwill	59,946	59,946	59,946
Core deposit intangible	2,057	2,304	3,062
Other assets	70,631	49,020	67,353

Total Assets	$2,574,196	$2,483,726	$2,363,529

Noninterest-bearing deposits	$531,962	$544,925	$599,360
Interest-bearing deposits	1,551,995	1,490,093	1,557,294
Brokered deposits	49,238	51,370	-
Borrowings	180,000	160,000	-
Subordinated debentures	35,446	35,385	35,201
Other liabilities	44,394	22,713	15,017

Total Liabilities	2,393,035	2,304,486	2,206,872

Common stock and paid-in capital, no par value; shares authorized: 15,000,000; shares outstanding: 7,541,187 at September 30, 2023, 7,534,658 at June 30, 2023, and 7,510,036 at September 30, 2022	173,187	172,880	171,975
Retained earnings	70,444	67,281	63,664
Accumulated other comprehensive income (loss), net	(62,470)	(60,921)	(78,982)
Shareholders' Equity	181,161	179,240	156,657

Total Liabilities and Shareholders’ Equity	$2,574,196	$2,483,726	$2,363,529

Condensed Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	September 30,		September 30,
	2023	2022	2023	2022
Interest income
Loans, including fees	$17,774	$13,611	$48,625	$38,432
Securities:
Taxable	5,346	3,972	15,637	11,001
Tax exempt	1,420	1,464	4,244	4,678
Other	1,764	238	2,512	314
Total interest income	26,304	19,285	71,018	54,425

Interest expense
Deposits	7,237	1,563	15,569	3,342
Advances from Federal Home Loan Bank	272	5	1,498	8
Other	2,569	379	4,622	1,127
Total interest expense	10,078	1,947	21,689	4,477

Net interest income	16,226	17,338	49,329	49,948
Provision for credit losses on loans	438	100	332	100
Provision for credit losses on unfunded commitments	(438)	-	(557)	-
Net Provision for credit losses expense	-	100	(225)	100
Net interest income after provision	16,226	17,238	49,554	49,848

Noninterest income
Customer service charges	2,382	2,458	6,920	7,000
Insurance and investment commissions	173	158	541	596
Gains on sales of loans	536	432	1,479	2,123
Net gains (losses) on sales of securities	(71)	(378)	(71)	(805)
Net gains on sales and write downs of other assets	13	-	149	172
Earnings on life insurance policies	278	259	810	793
Trust income	197	174	577	528
Change in market value of equity securities	(134)	(323)	(456)	(1,006)
Other	330	267	911	922
Total noninterest income	3,704	3,047	10,860	10,323

Noninterest expense
Salaries and benefits	8,038	7,668	23,958	22,811
Occupancy and equipment	1,427	1,545	4,577	4,688
Data processing	1,724	1,734	5,087	5,056
Professional fees	435	559	1,675	1,628
Supplies and postage	192	184	580	541
Advertising and promotional	269	199	573	478
Intangible amortization	247	297	752	901
FDIC insurance	270	195	790	645
Other	1,126	1,035	3,304	3,515
Total noninterest expense	13,728	13,416	41,296	40,263

Income before income tax	6,202	6,869	19,118	19,908
Income tax expense	1,080	1,056	3,150	2,952

Net income	$5,122	$5,813	$15,968	$16,956

Basic earnings per share	$0.68	$0.77	$2.12	$2.26
Diluted earnings per share	$0.68	$0.77	$2.12	$2.26
Dividends declared per share	$0.26	$0.25	$0.78	$0.75

Other Selected Financial Highlights

(Unaudited)

	Quarterly
Earnings	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.	2022 4th Qtr.	2022 3rd Qtr.
(in thousands except per share data)
Net interest income	$16,226	$16,091	$17,012	$17,366	$17,338
Net provision expense	-	(250)	25	150	100
Noninterest income	3,704	3,485	3,671	3,749	3,047
Noninterest expense	13,728	13,573	13,995	13,215	13,416
Net income before federal income tax expense	6,202	6,253	6,663	7,750	6,869
Income tax expense	1,080	1,040	1,030	1,066	1,056
Net income	5,122	5,213	5,633	6,684	5,813
Basic earnings per share	0.68	0.69	0.75	0.89	0.77
Diluted earnings per share	0.68	0.69	0.75	0.89	0.77

End of period balances	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.	2022 4th Qtr.	2022 3rd Qtr.
(in thousands)
Gross loans	$1,315,022	$1,273,152	$1,214,186	$1,194,616	$1,141,319
Loans held for sale (1)	5,222	8,924	3,603	4,834	8,848
Loans to other financial institutions (2)	23,763	38,838	-	-	70
PPP loans (3)	-	-	-	-	-
Core loans (gross loans excluding 1, 2, and 3 above)	1,286,037	1,225,390	1,210,583	1,189,782	1,132,401
Allowance for loan losses	14,872	14,582	15,065	7,619	7,457
Securities available for sale	507,580	542,932	554,306	546,896	546,627
Securities held to maturity	414,743	420,549	422,876	425,906	428,205
Other interest-earning assets	113,402	41,032	30,999	15,447	21,744
Total earning assets (before allowance)	2,350,747	2,277,665	2,222,367	2,182,866	2,137,895
Total assets	2,574,196	2,483,726	2,409,886	2,385,915	2,363,529
Noninterest-bearing deposits	531,962	544,925	554,699	599,579	599,360
Interest-bearing deposits	1,551,995	1,490,093	1,513,429	1,518,424	1,557,294
Brokered deposits	49,238	51,370	37,773	-	-
Total deposits	2,133,195	2,086,388	2,105,901	2,118,003	2,156,654
Deposits excluding brokered	2,083,957	2,035,018	2,068,128	2,118,003	2,156,654
Total subordinated debt	35,446	35,385	35,323	35,262	35,201
Total borrowed funds	180,000	160,000	85,000	50,000	-
Other interest-bearing liabilities	32,204	11,985	-	-	-
Total interest-bearing liabilities	1,848,883	1,748,833	1,671,525	1,603,686	1,592,495
Shareholders' equity	181,161	179,240	168,712	168,874	156,657

Average Balances	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.	2022 4th Qtr.	2022 3rd Qtr.
(in thousands)
Loans	$1,278,421	$1,218,860	$1,202,268	$1,169,605	$1,128,679
Securities	1,035,785	1,053,191	1,059,747	1,072,594	1,079,584
Other interest-earning assets	128,704	41,075	19,452	14,809	45,210
Total earning assets (before allowance)	2,442,910	2,313,126	2,281,467	2,257,008	2,253,473
Total assets	2,568,240	2,422,567	2,391,344	2,373,851	2,389,550
Noninterest-bearing deposits	534,106	534,106	566,628	605,318	593,793
Interest-bearing deposits	1,550,591	1,472,990	1,530,313	1,522,510	1,576,240
Brokered deposits	44,868	49,679	12,762	-	-
Total deposits	2,129,565	2,056,775	2,109,703	2,127,828	2,170,033
Total subordinated debt	35,413	35,352	35,290	35,230	35,168
Total borrowed funds	181,739	144,231	63,122	36,773	2,414
Other interest-bearing liabilities	20,480	3,763	-	-	-
Total interest-bearing liabilities	1,833,091	1,706,015	1,641,487	1,594,513	1,613,822
Shareholders' equity	181,219	171,912	167,952	160,284	164,758

Performance Ratios	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.	2022 4th Qtr.	2022 3rd Qtr.
Return on average assets	0.80%	0.86%	0.94%	1.13%	0.97%
Return on average equity	11.31%	12.13%	13.42%	16.68%	14.11%
Return on average tangible common equity	16.55%	18.31%	20.64%	26.63%	21.96%
Net interest margin (fully tax-equivalent)	2.70%	2.86%	3.09%	3.15%	3.15%
Efficiency ratio	65.74%	65.92%	65.40%	60.15%	61.06%
Cost of funds	1.70%	1.29%	0.79%	0.59%	0.35%
Cost of deposits	1.36%	0.98%	0.62%	0.47%	0.29%
Cost of interest bearing liabilities	2.20%	1.69%	1.08%	0.82%	0.48%
Shareholders' equity to total assets	7.04%	7.22%	7.00%	7.08%	6.63%
Tangible common equity to tangible assets	4.74%	4.83%	4.52%	4.57%	4.07%
Full-time equivalent employees	376	380	376	376	383

Capital Ratios ChoiceOne Financial Services Inc.	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.	2022 4th Qtr.	2022 3rd Qtr.
Total capital (to risk weighted assets)	13.2%	13.2%	13.5%	13.8%	13.7%
Common equity Tier 1 capital (to risk weighted assets)	10.4%	10.5%	10.7%	11.1%	10.9%
Tier 1 capital (to risk weighted assets)	10.7%	10.8%	11.0%	11.4%	11.2%
Tier 1 capital (to average assets)	7.4%	7.7%	7.7%	7.9%	7.6%

Capital Ratios ChoiceOne Bank	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.	2022 4th Qtr.	2022 3rd Qtr.
Total capital (to risk weighted assets)	12.7%	12.7%	13.0%	13.0%	12.8%
Common equity Tier 1 capital (to risk weighted assets)	12.0%	12.2%	12.5%	12.5%	12.3%
Tier 1 capital (to risk weighted assets)	12.0%	12.2%	12.5%	12.5%	12.3%
Tier 1 capital (to average assets)	8.3%	8.7%	8.7%	8.7%	8.3%

Asset Quality	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.	2022 4th Qtr.	2022 3rd Qtr.
(in thousands)
Net loan charge-offs (recoveries)	$148	$67	$28	$(12)	$59
Annualized net loan charge-offs (recoveries) to average loans	0.05%	0.02%	0.01%	0.00%	0.02%
Allowance for loan losses	$14,872	$14,582	$15,065	$7,619	$7,457
Unfunded commitment liability	$2,718	$3,156	$2,991	$-	$-
Allowance to loans (excludes held for sale)	1.14%	1.15%	1.24%	0.64%	0.66%
Non-Accruing loans	$1,670	$1,581	$1,596	$1,263	$1,197
Nonperforming loans (includes OREO)	$1,792	$1,847	$1,726	$2,666	$2,628
Nonperforming loans to total loans (excludes held for sale)	0.14%	0.15%	0.14%	0.22%	0.23%
Nonperforming assets to total assets	0.07%	0.07%	0.07%	0.11%	0.11%